Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-233504 and File No. 333-224620), Form S-3 (File No. 333-171315, File No. 333-175420, File No. 333-236735 and File No. 333-200410) and on Form S-8 (File No. 333-229261 and File No. 333-181729) of iBio, Inc. and Subsidiaries of our report, dated October 13, 2020, on our audits of the consolidated financial statements of iBio, Inc. and Subsidiaries as of June 30, 2020 and 2019 and for the years then ended, included in this Annual Report on Form 10-K of iBio, Inc. for the year ended June 30, 2020.

/s/ CohnReznick LLP
Holmdel, New Jersey
October 13, 2020